UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  November 17, 2010

Comfort Systems USA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13011	76-0526487
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

675 Bering, Suite 400 Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (713) 830-9600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Chief Executive Officer Retirement

On November 18, 2010, Comfort Systems USA, Inc. (the “Company”) announced that its Board of Directors (the “Board”) approved a management succession plan under which the Company’s Chief Executive Officer, William F. Murdy, age 68, will retire as the Company’s Chief Executive Officer on December 31, 2011. Following his retirement and with re-election at the Annual Meetings of Stockholders held in 2011 and 2012, Mr. Murdy will serve as non-executive Chairman of the Company’s Board for a one-year term.

As non-executive Chairman of the Board, Mr. Murdy’s annual fixed cash compensation will be reduced from a $579,000 base salary to a $125,000 flat director fee.

(d)           Director Appointment

On November 18, 2010, based on the recommendation of the nominating and corporate governance committee of the Company’s Board, the Board increased the size of the Board from 8 to 9 directors and appointed Brian Lane, age 53, as director. Mr. Lane, who joined the Company in 2003, has served as the Company’s President and Chief Operating Officer since March 2010. As an employee of the Company, Mr. Lane will receive no additional compensation for serving as a director.

(e)          Performance Bonus

On November 17, 2010, the Compensation Committee approved a grant of 10,000 shares of performance stock to William George, the Company’s Executive Vice President and Chief Financial Officer. The grant was awarded to recognize Mr. George’s exceptional performance generally, and more specifically, his commitment to leading the Company’s acquisition program. The grant will vest over a three-year period.

Salary Adjustment

On November 17, 2010, the Compensation Committee approved an increase of Mr. Lane’s base salary to $375,000. The increase is effective December 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMFORT SYSTEMS USA, INC.

		By:	/s/ Trent T. McKenna
Trent T. McKenna, Vice President and
General Counsel

Date:	November 19, 2010